Exhibit 99.1

ILFC Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC CLOSES $1.5 BILLION SENIOR SECURED TERM LOAN

Largest Ever Deal For An Aircraft Lessor

LOS ANGELES — March 6, 2014 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has closed a new senior secured term loan of $1.5 billion. The loan will bear interest at LIBOR plus 275 basis points with a 0.75% LIBOR floor, is priced at 99.5% of par value, and will mature in 2021. The collateral used to support the transaction has an initial weighted average age of 9.1 years.  It will be secured primarily by a first priority-perfected lien on the equity of certain of ILFC’s subsidiaries, which directly or indirectly own a pool of aircraft and related leases.

ILFC plans to use the proceeds for general corporate purposes, including purchasing aircraft and supporting the company’s liquidity cushion.

“This $1.5 billion term loan is the largest such deal by any aircraft lessor to date,” said ILFC’s Senior Vice President and Treasurer Pamela S. Hendry. “In addition to obtaining very favorable pricing and terms, we were able to expand our investor base to include those who had not previously invested in this type of loan. This transaction once again reinforces ILFC’s market leading position in aircraft financing.”

The facility was arranged by Deutsche Bank and Goldman Sachs as Joint Lead Arrangers and Joint Bookrunners, and RBC Capital as an additional Joint Bookrunner.

About ILFC

International Lease Finance Corporation (ILFC) is a global market leader in the leasing and remarketing of commercial aircraft. With nearly 1,000 owned and managed aircraft and commitments to purchase approximately 330 new high-demand, fuel-efficient aircraft, ILFC is the world’s largest independent aircraft lessor. ILFC has approximately 200 customers in more than 80 countries and provides part-out and engine leasing services through its subsidiary, AeroTurbine. ILFC operates from offices in Los Angeles, Amsterdam, Dublin, Miami, Seattle, and Singapore. ILFC is a wholly owned subsidiary of American International Group, Inc. (AIG). www.ilfc.com | Twitter: @ILFCGlobal

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange. Additional information about AIG can be found at www.aig.com

###